As filed with the Securities and Exchange Commission on September 23, 1996.

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
                      ____________________

                            FORM S-8
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933
                      ____________________

                       IMO INDUSTRIES INC.
     (Exact name of registrant as specified in its charter)

     Delaware                                     21-0733751
  (State or other jurisdiction of    (I.R.S. Employer Identification No.)
   incorporation or organization)

1009 Lenox Drive, Building Four West
    Lawrenceville, New Jersey                     08648
(Address of Principal Executive Offices)        (Zip Code)
                      ____________________

        IMO INDUSTRIES INC. EMPLOYEES STOCK SAVINGS PLAN
                      (Full title of plan)
                      ____________________

                    Thomas J. Bird, Esquire
    Executive Vice President, General Counsel and Secretary
              1009 Lenox Drive, Building Four West
                Lawrenceville, New Jersey  08648
            (Name and address of agent for service)

                         (609) 896-7600
            (Telephone number, including area code,
                     of agent for service)
                      ____________________

                            Copy to:
                   John W. Kauffman, Esquire
                   Duane, Morris & Heckscher
                       One Liberty Place
                  Philadelphia, PA  19103-7396

                CALCULATION OF REGISTRATION FEE

Title of                       Proposed           Proposed
securities      Amount         maximum             maximum           Amount of
  to be         to be          offering           aggregate         registration
registered(1)   registered(1)  price per share    offering price          fee
__________     ____________    _______________    ______________   _____________
Common Stock,   1,000,000        $5.4375(1)        $5,437,500 (1)       $1,875
$1.00 par       shares(1)
value

(1)Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $5.4375 per share, the average of the high and low sales prices of the Common Stock of the Company on the New York Stock Exchange on September 19, 1996. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the above-referenced plan.

Introductory Statement Pursuant to General Instruction E of  Form
S-8

Pursuant to General Instruction E of Form S-8 with respect to the registration of additional securities hereunder, the contents
of the  Company's  Registration  Statement  No.  33-13362   and
Registration Statement No. 33-41260 are incorporated herein by reference.

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.  Indemnification of Directors and Officers.

       Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that he is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

       Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorney's fees) actually and reasonably incurred by him in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein to the extent that such person has been successful on the merits or otherwise; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; that expenses (including attorneys'
fees) incurred by an officer or director in defending any action, suit or proceeding referred to above may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such person is not entitled to be indemnified as authorized under Section 145; and that the corpora tion may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

       Article XIII of the By-Laws of the Company provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer or employee for another entity) while serving in such capacity shall be indemnified by the Company, to the full extent authorized by Delaware law, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith.
Article XIII of the By-Laws provides that rights conferred thereby are contract rights and include the right to be paid or reimbursed by the Company for expenses incurred in defending such proceedings in advance of their final disposition upon receipt by the Company from the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       Article XIII of the By-Laws provides that the rights conferred therein to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final dispo sition are not exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Restated Certificate of Incorporation, contract, agreement or By-Laws, or otherwise. Finally, Article XIII of the By-Laws provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware law.

       The Company's Restated Certificate of Incorporation, as permitted by the General Corporation Law of the State of Delaware, provides that a director of the Company shall not be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

       The Company has purchased liability insurance under two policies for directors and officers for certain losses up to an aggregate of $20 million arising from claims or charges made against them while acting in their capacities as directors or officers of the Company and/or its subsidiaries.



Item 8.  Exhibits.

    Pursuant to Instruction (b) under Item 8 of Form S-8, the registrant undertakes that it will submit or has submitted, the Imo Industries Inc. Employees Stock Savings Plan (the "Plan") and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Exhibit No.                Exhibit Description

    23                     Consent of Ernst & Young LLP



                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly autho rized, in Lawrenceville, New Jersey on September 23, 1996.

                                   IMO INDUSTRIES INC.


                                   By:/s/ Donald K. Farrar
                                      Donald K. Farrar,
                                      Chairman, Chief Executive
                                      Officer and President

      Know all men by these presents, that each person whose signature appears below constitutes and appoints Donald K. Farrar and Thomas J. Bird, and each or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitu tion, for him, and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933,
this  Registration  Statement  has  been  signed  below  by   the
following persons in the capacities and on the dates indicated.

      Signature                 Title                      Date


/s/ Donald K. Farrar            Chairman, Chief            September 23, 1996
Donald K. Farrar                Executive Officer,
                                President and Director
                                (principal executive
                                officer)


/s/ William M. Brown            Executive Vice             September 23, 1996
William M. Brown                President, Chief Finan-
                                cial Officer and
                                Corporate Controller
                                (principal financial
                                and accounting officer)


/s/ James B. Edwards            Director                   September 23, 1996
James B. Edwards


/s/ Richard J. Grosh            Director                   September 23, 1996
Richard J. Grosh


/s/ Carter P. Thacher           Director                   September 23, 1996
Carter P. Thacher


/s/ Donald C. Trauscht          Director                   September 23, 1996
Donald C. Trauscht


/s/ Arthur E. Van Leuven        Director                   September 23, 1996
Arthur E. Van Leuven



      The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Plan has duly caused this Registration Statement to be signed on its behalf by the under signed, thereunto duly authorized, in Lawrenceville, New Jersey, on September 23, 1996.

                                   IMO INDUSTRIES INC.,
                                   Administrator of the
                                   Imo Industries Inc.
                                   Employees Stock Savings Plan



                                   By:/s/ Donald F. Vosburgh
                                      Donald F. Vosburgh,
                                      Vice President and
                                      Director, Human Resources



                         EXHIBIT INDEX

            (Pursuant to Item 601 of Regulation S-K)


Exhibit No.                Exhibit                          Page

   23                      Consent of Ernst & Young LLP     Filed herewith